Exhibit 99.1

PRESS RELEASEFOR IMMEDIATE RELEASE

Omaha, Nebraska

May 7, 2018

CONTACT:   Craig Allen

Chief Financial Officer

(800) 283-2357

America First Multifamily Investors, L.P. Reports Increase in Total Revenue to $16.5 million in First Quarter 2018

Omaha, Nebraska – On May 7, 2018, America First Multifamily Investors, L.P. (NASDAQ: ATAX) (the “Partnership”) reported the following results for the first quarter ended March 31, 2018:

•	Total assets of $1.03 billion;
•	Total Mortgage Revenue Bond investments of $756.0 million;
•	Total revenue of $16.5 million;
•	Net income, basic and diluted, of 0.09 per Unit; and
•	Cash Available for Distribution of $0.10 per Unit.

The Partnership reported the following notable transactions during the first quarter of 2018:

•	Increased its Investment in unconsolidated entities by $12.3 million;
•	Redemptions of three Mortgage Revenue Bonds for approximately $10.4 million; and
•	Entered into a Commercial Purchase and Sale Agreement to sell its Jade Park MF Property.

During the first quarter 2018, the Partnership increased its total revenue to $16.5 million, from $16.0 million in the first quarter 2017.  The increase was predominantly due to an increase of approximately $1.9 million in investment income., which was partially offset by a reduction in property revenues due to MF Property sales during 2017.  “We are pleased with the performance of our investments and the increase in income we have reported.” said Chad Daffer, Chief Executive Officer of America First Multifamily Investors, L.P.

In December 2017, the Partnership initiated an At the Market (“ATM”) offering to sell up to $75.0 million of Beneficial Unit Certificates (“BUCs”) at prevailing market prices on the date of sale.  The Partnership sold an additional 38,617 BUCs under the ATM Program for net proceeds of approximately $192,000, net of issuance costs, in January 2018.  On March 16, 2018, the Partnership terminated the ATM offering.

“We are pleased with the results of the ATM offering,” said Chad Daffer, Chief Executive Office of America First Multifamily Investors, L.P.  “This provides the Partnership with another option in its liquidity stack and allows us to raise capital without price dilution and at substantially reduced issuance costs.”

Disclosure Regarding Non-GAAP Measures

This report refers to Cash Available for Distribution (“CAD”), which is identified as a non-GAAP financial measure.  The Partnership utilizes CAD as a means to determine our ability to make distributions to unitholders.  We believe CAD provides relevant information about our operations and is necessary along with net income for understanding our operating results.  Net income is the GAAP measure most comparable to CAD.  There is no generally accepted methodology for computing CAD, and our computation of CAD may not be comparable to CAD reported by other companies.  Although we consider CAD to be a useful measure of our operating performance, CAD is a non-GAAP measure and should not be considered as an alternative to net income or net cash flows from operating activities which are calculated in accordance with GAAP, or any other measures of financial performance or liquidity presented in accordance with GAAP.  See the table at the end of this press release for a reconciliation of our net income as determined in accordance with GAAP and our CAD for the periods set forth.

Earnings Webcast/ Conference Call

The Partnership will host a Webcast/Earnings Call for Unitholders on Monday, May 7, 2018, at 4:30 p.m. Eastern Daylight Time, to discuss its First Quarter 2018 results.  Participants can access the First Quarter 2018 Earnings Conference Call in one of two ways:

•	The Webcast link: https://edge.media-server.com/m6/p/6nyt4kgx will be available for registration on Monday, May 7, 2018, approximately 30 minutes prior to the start of the call, or

•	Participants may dial 1-855-854-0934, (direct 720-634-2907), Conference ID #1678959, ten minutes before the call is scheduled to begin, to listen to the audio portion only.

Following completion of the call, a recorded replay will be available on the Partnership’s Investor Relations website at www.ataxfund.com.

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis.  The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2017.  The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GAAP to Non-GAAP Reconciliation of Partnership Net Income

The following tables show the calculation of CAD (and a reconciliation of the Partnership’s net income (loss) as determined in accordance with GAAP to CAD) for the three months ended March 31, 2018 and 2017.

	For the Three Months Ended March 31,
	2018	2017
Partnership net income	$6,004,304	$7,288,862
Change in fair value of derivatives and interest rate derivative amortization	(989,995)	121,349
Depreciation and amortization expense	906,315	1,592,826
Amortization of deferred financing costs	464,772	740,238
Restricted units compensation expense	206,636	170,840
Deferred income taxes	34,000	(164,000)
Redeemable Series A Preferred Unit distribution and accretion	(717,763)	(324,642)
Tier 2 Income distributable to the General Partner (1)	-	(1,104,401)
Bond purchase premium (discount) amortization (accretion), net of cash received	(4,098)	(23,507)
Total CAD	$5,904,171	$8,297,565

Weighted average number of Units outstanding, basic	60,124,333	60,037,687
Net income per Unit, basic	$0.09	$0.10
Total CAD per Unit, basic	$0.10	$0.14
Distributions per Unit	$0.125	$0.125

(1)

As described in Note 3 to the Partnership’s condensed consolidated financial statements, Net Interest Income representing contingent interest and Net Residual Proceeds representing contingent interest (Tier 2 income) will be distributed 75% to the limited partners and Unitholders as a class and 25% to the General Partner. This adjustment represents the 25% of Tier 2 income due to the General Partner.  For the three months ended March 31, 2018, the Partnership did not report any Tier 2 income distributable to the General Partner. For the three months ended March 31, 2017, the Partnership reported approximately $4.3 million of Tier 2 income from the gain on the sale of Northern View and approximately $133,000 from contingent interest received from Lake Forest.

There was no non-recurring CAD per Unit earned by the Partnership for the three months ended March 31, 2018 and 2017.